UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2013

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-53942
Commission File Number

Office 234 – 10601 Southport Road SW
Calgary, Alberta, Canada T2W 3M6
(Address of principal executive offices)

Registrant’s telephone number, including area code: 403-278-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5. Corporate Governance

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers and Directors

On October 2, 2013 Urban Barns Foods Inc., a Nevada corporation (the “Company”), accepted the resignation of Mr. Jacob Benne as the Company’s Chief Executive Officer and as a member of the Board of Directors. Mr. Benne continues his involvement with the Company as Manager of the research and development facility in British Columbia. Consequently, the total number of members of the Company’s board of directors has decreased to four and consists of the following members: Daniel Meikleham, Richard Groome, Robyn Jackson and Cesar A. Montilla, Jr.

Daniel Meikleham has accepted and consented to act as the Company’s Chief Executive Officer and President in addition to his currently held positions as Director, Chief Financial Officer, Secretary, and Treasurer of the Company.

Section 8

Item 8.01 Other Events

The Company is pleased to announce that Dr. Merle Jensen has agreed to join its research and development team. Dr. Jensen’s experience will be most valuable in the Company’s planned expansion. Dr. Merle Jensen has devoted his career to controlled environment agriculture, designing intensive food production systems ranging in application from our Planet to Aerospace for NASA. Aside from publishing a wide array of research and technical articles and books, his research and development projects have been featured in such publications as New York Times, Chicago Tribune, Farm Journal, National Geographic, People, Time-Life books, Life Magazine, just to name a few. He has personally traveled to over 50 countries demonstrating the application of technologies that he and his colleagues researched and developed at The University of Arizona. While retired from the College of Agriculture and Life Sciences at The University of Arizona, he continues to serve as an adviser to many companies, individuals, and governments on controlled environment agriculture. These projects range from team leader on the development of the agricultural systems for "The Land" at EPCOT, Walt Disney World, to the development potential of agriculture as part of the Peace Initiative for the Middle East. Merle attended Washington State University, graduated from California State Polytechnic University with a Bachelor's degree, and went on to receive his M.S. degree from Cornell University and a Ph.D from Rutgers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 14, 2013	Urban Barns Foods Inc.
(Registrant)

By:	/s/ Dan Meikleham
Director, President and Chief Executive
Officer